EXHIBIT 99.1

Industrial Enterprises of America Announces New Operating Executive

Wednesday March 14, 8:00 am ET

NEW YORK--(BUSINESS WIRE)--Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News), a specialty automotive aftermarket supplier, today announced that Robert "Dan" Redmond has been appointed Executive Vice President of Industrial Enterprises and President of Pitt Penn. Scott Margulis, who served as President of Pitt Penn on an interim basis, will return to sales and has been named Executive Vice President of the parent company. Mr. Redmond comes to Industrial Enterprises with over 25 years of manufacturing and operating experience, most recently as Vice President of manufacturing at Chemtura Corporation (NYSE:CEM - News).

Mr. Redmond will join the company effective April 9, 2007. He has been with Chemtura Corporation since 2000, where he has managed 12 manufacturing facilities and 1,800 employees. In his roles at Chemtura, Mr. Redmond was responsible for over $100 million in capital and $350 million in managed conversion cost. He successfully implemented manufacturing techniques that improved efficiency while developing solid relations with both suppliers and customers. Prior to his post as Vice President of manufacturing with Chemtura, he was director of manufacturing for Bromine and Fluorine products at the company.

"We are extremely pleased to announce Dan's addition to Industrial Enterprises," commented John Mazzuto, Chief Executive Officer. "He has proven experience managing complex industrial operations and implementing lean manufacturing techniques that have increased profitability while reducing downtime. His operating expertise makes him uniquely qualified to take Industrial Enterprises to the next level, as we continue to increase throughput and focus on expanding margins."

Mr. Redmond received his Bachelors Degree in Mechanical Engineering at Christian Brothers University and his Masters in Industrial Systems & Operations Research from Memphis State University.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels.

Contact:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening, 212-838-3777
cwitty@lhai.com